EXHIBIT 10.3
THE 2005 MOLEX INCENTIVE STOCK OPTION PLAN
(As Amended and Restated as of October 26, 2006)

PLAN HISTORY
PLAN ACTION	BOARD ADOPTION	STOCKHOLDER APPROVAL	EFFECTIVE DATE
Original	July 29, 2005	October 28, 2005	October 28, 2005
Amendment and Restatement	October 17, 2006	N/A	October 17, 2006
Amendment and Restatement	August 10, 2007	October 26, 2007	October 26, 2007

THE 2005 MOLEX INCENTIVE STOCK OPTION PLAN
(Effective October 26, 2007)
ARTICLE I. GENERAL
1.1 Name of Plan. The name of the plan described in detail herein shall be The 2005 Molex Incentive Stock Option Plan (the “Plan”).
1.2 Purpose. The purpose of the Plan is to induce certain designated employees and the directors to remain in the employ of Molex Incorporated, a Delaware corporation (the “Company”), and any of its subsidiaries, and to encourage such employees and directors to secure or increase on reasonable terms their stock ownership in the Company. The Company believes the Plan will promote continuity of management and increase incentive and personal interest in the welfare of the Company by those who are primarily responsible for shaping, carrying out the long-range plans of the Company and securing its continued growth and financial success. It is also the purpose of the Plan (except where otherwise noted) to meet the requirements §422(a) of the Internal Revenue Code, as amended. Thus, all provisions of the Plan shall be interpreted and construed with this goal in mind.
1.3 Eligibility. Members of the Board of Directors and executive officers of the Company, as such are designated by the Board of Directors from time to time, are eligible to participate in the Plan.
ARTICLE II. TERM OF PLAN
2.1 Effective Date. The Plan shall become effective upon adoption by the Board of Directors of the Company subject to the subsequent approval by the stockholders of the Company within one (1) year of adoption by the Board of Directors. If the stockholders do not approve the Plan within one (1) year of adoption, then this Plan shall cease to exist and all options granted hereunder shall become void.
2.2 Expiration. This Plan shall expire October 31, 2010 and no option shall be granted on or after such expiration date. However, expiration of the Plan shall not affect outstanding unexpired options previously granted.
ARTICLE III. STOCK SUBJECT TO PLAN
3.1 Class of Stock. The stock that shall be subject to option under the Plan shall be the Company’s Class A Common Stock, par value $.05 per share (the “Stock”).
3.2 Number of Shares. — Five hundred thousand (500,000) shares of the Stock shall be reserved for issue upon the exercise of options granted under the Plan. The Stock issued under the Plan may be treasury shares purchased on the open market or otherwise, authorized but unissued shares, or reacquired shares.
3.3 Expired, Forfeited or Canceled Options. If any such options granted under the Plan shall expire, be forfeited or canceled for any reason without having been exercised in full, the unexercised shares subject thereto shall again be available for the purpose of the Plan.
ARTICLE IV. ADMINISTRATION
4.1 Committee. The Compensation Committee of the Board shall administer the Plan under the terms and conditions and powers set forth herein.
4.2 Action by the Committee. A majority of the members of the Committee shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. Any decision or determination reduced to writing and signed by a majority of the members of the Committee shall be fully as effective as if it had been made by a majority vote at a meeting duly called and held.
     If not specified in the Plan, the time at which the Committee must or may take any determination shall be determined by the Committee, and such determination may thereafter by modified by the Committee. Any action, determination, interpretation or other decision by the Committee with respect to the Plan shall be in its sole discretion and be final, conclusive and binding on all persons and entities, including the Company, its affiliates, any eligible employee, any person claiming any rights under the Plan from or through any grantee of an award under the Plan, and stockholders, except to the extent the Committee may subsequently modify, or take further action not inconsistent with, its prior action.

4.3 Power to Grant Options. Subject to the express provisions of the Plan, the Committee shall have complete authority, in its sole discretion, to determine the employees to whom, and the time or times at which, options shall be granted, the option periods, the vesting schedule and the number of shares to be subject to each option, and such other terms and provisions of the option agreements (which need not be identical). In making such determinations, the Committee may take into account the nature of the services rendered by the respective employee, his or her present and potential contribution to the Company’s success, and such other factors as the Committee in its discretion shall deem relevant. With the exception of Section 4.5, the Committee shall have no power to grant options to directors who are not employees of the Company or to set the terms and conditions thereof.
4.4 Grants of Incentive Stock Option and Nonqualified Stock Options. The Committee shall have complete authority, in its sole discretion, to determine at the time an option is granted whether such option shall be an incentive stock option qualified under §422 of the Internal Revenue Code, as amended, (“ISO”) or whether such option shall be a nonqualified stock option. Unless the option agreement states otherwise, all options granted shall be ISOs. The number of shares for which options may be granted to any one person in any calendar year shall be limited and cannot exceed the following:
a.	Overall Limitation. With respect to any option (whether ISOs or nonqualified), ten percent (10%) of the number of shares reserved for the Plan as set forth in Section 3.2 (adjusted as set forth in Article IX) or two hundred-fifty thousand (250,000) shares (adjusted as set forth in Article IX), whichever is less.

b.	Incentive Stock Option Limitation. In addition, with respect to ISOs, the number of shares that are subject to options that are first exercisable in any given succeeding calendar year shall not have a fair market value (as determined on the date of grant) that exceeds $100,000 less the aggregate fair market value (as determined at the respective times of their grants) of those shares of all prior ISOs that are exercisable in said succeeding calendar year.
4.5 Automatic Grant of Options to Outside Directors. Notwithstanding Sections 4.3 and 4.4, each director who is not an employee of the Company shall receive only an automatic nondiscretionary stock option grant on the date of the Annual Stockholders Meeting every year during the term of the Plan. Any option granted to a director who is not an employee of the Company shall be a nonqualified stock option. The amount of shares subject to the options that will be automatically granted to each outside director for each year shall be the amount of shares equal to 500 multiplied by the number of years of service or fraction thereof.
Notwithstanding the foregoing, no option grant to an outside director shall exceed the lesser of 5,000 shares or the number of shares whose fair market value on the date of grant does not exceed $150,000.00.
4.6 Other Powers. The express grant of any specific power to the Committee, or the taking of any action of the Committee, shall not be construed as limiting any power or authority of the Committee. Subject to and consistent with the provisions of the Plan, the Committee shall have full power and authority, in its sole discretion, to
•	correct any defect or supply any omission or reconcile any inconsistency,

•	construe and interpret the Plan, the rules and regulations relating to it, or any other instrument entered into or relating to an award under the Plan,

•	make any determinations, provide any procedures or rules, enter into any agreements necessary to comply with any applicable tax laws, rules and regulations,

•	make all other determinations, including factual determinations, necessary or advisable for the administration of the Plan.
ARTICLE V. GRANT OF OPTION
5.1 Option Price. The option price shall be the fair market value of the Stock on the date of granting the option. Notwithstanding, the foregoing, only in the case of an ISO grant, if an optionee owns more than ten percent (10%) of the voting power of all classes of the Company’s stock, then the option price shall be one hundred-ten percent (110%) of the fair market value of the Stock on the date of granting the option.
5.2 Fair Market Value. For the purposes of this Plan, fair market value shall be the closing price of the Stock on the date of granting the option as reported by the Wall Street Journal.

5.3 Evidence of Option. Options granted shall be evidenced by agreements, warrants, and/or other instruments in such form as the Committee shall deem advisable and shall contain such terms, provisions and conditions not inconsistent herewith as may be determined by the Committee.
ARTICLE VI. EXERCISE OF OPTION
6.1 Initial Waiting Period. No option shall be exercisable until at least one (1) year after the date of grant, unless one of the events set forth in Section 6.4 occurs.
6.2 Vesting Periods. After the initial waiting period, an optionee may exercise his option to the extent that shares covered by said option become vested. The vesting schedule is as follows:
a.	Normal Vesting. If an option grant is an ISO, or if an option is granted to an outside director, the shares covered by such an option shall vest to the maximum extent of 25% of the total number of shares covered thereby during each of the succeeding four (4) years, each commencing with the anniversary of the grant.

b.	Other Vesting. In all other options not falling within the scope of Section 6.2a, the shares covered by an option shall vest in amounts and at times the Committee, in its sole discretion, shall determine. The Committee shall also specifically have the power to change the vesting schedule of any previously granted options to a schedule which is more favorable to the option holder; provided, however, that no such options shall vest in amounts greater than, or at times prior to, the amounts and times such options would have vested if such options were within the scope of Section 6.2a.

c.	Maximum Vesting. Notwithstanding the foregoing, all options must vest one hundred percent (100%) within ten (10) years from the date of grant.
6.3 Cumulative Rights. The right to exercise any option as set forth in Section 6.2 shall be cumulative. That is, an optionee may exercise in any given year those unexpired shares he could have exercised in a previous year but did not.
6.4 Accelerated Vesting. Notwithstanding the foregoing, all options shall immediately vest and become immediately exercisable for a period of one (1) year after one of the following events:
a.	Death; or

b.	Total disablement; or

c.	Retirement, if all of the following conditions are met at the time of termination of employment:
(1) The optionee has reached age 59 1/2; and
(2) The optionee was employed at least fifteen (15) consecutive years with the Company and/or any of its subsidiaries; and
(3) The Committee has determined that the reason for termination is due to retirement; and
(4) The option is intended to be an ISO. If the option is not intended to be an ISO, the Committee, in its sole discretion, may allow accelerated vesting to any extent it desires without regard to whether the optionee is retiring.
6.5 Expiration. No option may be exercised more than two (2) years from the date the option becomes one hundred percent (100%) vested. Notwithstanding the foregoing, all ISOs must be exercised within one (1) year from the date the option becomes one hundred percent (100%) vested.
6.6 Form of Exercise. The option may only be exercised according to the terms and conditions established by the Committee, consistent with the limits set forth herein, at the time the option is granted. Subject to the foregoing terms and conditions, an option may be exercised by a written notice delivered to the Company’s principal office of intent to exercise the option with respect to a specified number of shares of Stock and payment to the Company of the amount of the option purchase price for the number of shares of Stock with respect to which the option is then exercised. The payment may be either in cash or in stock of the Company. If stock is used for payment, such stock shall be valued at the closing price as reported by the Wall Street Journal on the date of exercise.

6.7 Tax Withholding. Option exercises under the Plan may be subject to income tax withholding, and the Company would be obligated to collect the tax applicable to such income. The Committee may, in its discretion, satisfy that tax obligation by withholding from the shares to be delivered in connection with the award a number of shares having a value equal to the minimum statutory federal income tax withholding, plus state, if applicable, and payroll taxes. The value of each share to be withheld will be the fair market value of the Stock at the time of the exercise.
6.8 Rights as a Shareholder. An optionee shall have no rights as a stockholder with respect to shares covered by his option until the day of issuance of a stock certificate to him and until after such shares are fully paid.
ARTICLE VII. TERMINATION OF OPTION
     Every option granted to each optionee under this Plan shall terminate and expire at the earliest of:
•	the date of expiration set when such option was granted; or

•	one (1) year after one of the events set forth in Section 6.4; or

•	immediately upon termination of employment of the optionee with the Company (or termination of position as an outside director) or any of its subsidiaries for any reason except if his employment is terminated by reason of one of the events set forth in Section 6.4.
ARTICLE VIII. TRANSFERABILITY
8.1 Non-Transferable. Any option granted under the Plan is not transferable and can be exercised only by the optionee during his life subject to Section 8.2 of this Article.
8.2 Death. In the event of the death of an optionee while totally disabled, retired, or still employed by the Company or a parent or a subsidiary, his option, to the extent he could have exercised it on the date of his death, may be exercised by the personal representative of the estate of the optionee within one (1) year after the date of his death in accordance with the terms established by the Committee at the time the option was granted, but (as set forth in Article VII) not later than the expiration date set forth in Section 6.5.
ARTICLE IX. ADJUSTMENT OF NUMBER OF SHARES
9.1 Stock Dividends. In the event that a dividend shall be declared upon the Stock payable in shares of stock of the Company, the number of shares of stock then subject to any such option and the number of shares reserved for issuance pursuant to the Plan, but, not yet covered by an option, shall be adjusted by adding to each such share the number of shares which would be distributable thereon (or any equivalent value of Stock as determined by the Committee in its sole discretion) if such share had been outstanding on the date fixed for determining the stock holders entitled to receive such stock dividend.
9.2 Reorganization. In the event that the outstanding shares of Stock shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company, or of another corporation, whether through reorganization, recapitalization, stock split up, combination of shares, merger or consolidation, then, there shall be substituted for each share of Stock subject to any such option and for each share of Stock reserved for issuance pursuant to the Plan, but, not yet covered by an option, the number and kind of shares of stock or other securities into which each outstanding share of Stock shall be so changed or for which each such share of Stock shall be exchanged.
9.3 Other Changes. In the event there shall be any change, other than as specified above in this Article, in the number or kind of outstanding shares of stock of the Company or of any stock or other securities into which such stock shall have been changed or for which it shall have been exchanged, then, if the Committee shall, in its sole discretion, determine that such change equitably requires an adjustment in the number or kind of shares theretofore reserved for issuance pursuant to the Plan, but, not yet covered by an option and of the shares then subject to an option or options, such adjustments shall be made by the Committee and shall be effective and binding for all purposes of the Plan and of each stock option agreement. Notwithstanding the foregoing, with respect to options granted to directors, the Committee shall make those adjustments under this Article IX only to the extent necessary to preserve the economic benefit of an unexercised option.

9.4 Adjusted Option Price. In the case of any substitution or adjustment as provided for in this Article, the option price in each stock option agreement for each share covered thereby prior to such substitution or adjustment will be the option price for all shares of Stock or other securities which shall have been substituted for such share or to which such share shall have been adjusted pursuant to this Article.
9.5 Fractional Shares. No adjustment or substitutions provided for in this Article shall require the Company to sell a fractional share, and the total substitution or adjustment with respect to each stock option agreement shall be limited accordingly.
ARTICLE X. SECURITIES REGULATION
10.1 Registered Stock. The Company shall not be obligated to sell or issue any shares under any option granted hereunder unless and until the shares with respect to which the option is being exercised are effectively registered or exempt from registration under the Securities Act of 1933 and from any other federal or state law governing the sale and issuance of such shares or any securities exchange regulation to which the Company might be subject.
10.2 Unregistered Stock. In the event the shares are not effectively registered, but, can be issued by virtue of an exemption, the Company may issue option shares to an optionee if the optionee represents that he is acquiring such shares as an investment and not with a view to, or for sale in connection with, the distribution of any such shares. Certificates for shares of Stock thus issued shall bear an appropriate legend reciting such representation.
ARTICLE XI. MISCELLANEOUS
11.1 No Contract of Employment. A grant or participation under the Plan shall not be construed as giving an optionee a future right of employment with the Company. Employment remains at the will of the Company.
11.2 Governing Law. This Plan and all matters relating to the Plan shall be interpreted and construed under the laws of the State of Illinois.
11.3 Amendment of Plan. The Board of Directors, at its discretion, may amend the Plan at any time, subject to stockholder approval if required by SEC rules or the listing requirements of any national securities exchanges or trading systems on which any of the Company’s equity securities are listed.
11.4 Termination of Plan. The Board of Directors may, at its discretion, terminate the Plan at any time for any reason. Termination of the Plan shall not affect unexpired outstanding options previously granted.